                       CONSENT OF INDEPENDENT ACCOUNTANTS            Exhibit 24



        We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of our report dated March 1, 1993, which appears on page 30 of the 1992 Annual Report to Shareholders of Kmart Corporation, which is incorporated by reference in Kmart Corporation's Annual Report on Form 10-K for the year ended January 27, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 12 of such Annual Report on Form 10-K.





PRICE WATERHOUSE

200 Renaissance Center
Detroit, Michigan


March 18, 1994